Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We have issued our report dated March 15, 2006, accompanying the consolidated financial statements of Kitty Hawk, Inc. and Subsidiaries appearing in the 2005 Annual Report of Kitty Hawk, Inc. on Form 10-K for the year ended December 31, 2005. We hereby consent to the incorporation by reference of the aforementioned report in the Registration Statements of Kitty Hawk, Inc. on Form S-3 (File No. 333-119302, effective November 18, 2004) and Forms S-8 (File No. 333-127117, effective August 2, 2005, and File No. 333-109084, effective September 24, 2003).

/s/ Grant Thornton LLP

Dallas, Texas
March 15, 2006